Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

      We consent to the incorporation by reference in the Registration Statement on Form S-4 filed on June 5, 2003 of Hughes Electronics Corporation and the Registration Statement on Form F-4 filed on June 5, 2003 of The News Corporation Limited of: (1) our report dated January 16, 2003 (March 12, 2003, as to Note 26) appearing on page II-20 of the General Motors Corporation Annual Report on Form 10-K for the year ended December 31, 2002 (GM Form 10-K) and, (2) our report dated January 15, 2003 (March 6, 2003, as to Note 22) appearing in section IV of the GM Form 10-K and on page 65 of the Hughes Electronics Corporation Annual Report on Form 10-K for the year ended December 31, 2002. These reports express unqualified opinions and include explanatory paragraphs relating to the change in method of accounting to conform to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” as described in Notes 1 and 3, respectively.

      We also consent to the references to us under the headings “Summary— Selected Historical and Pro Forma Financial Data— GM Selected Historical Financial Data”, “Summary— Selected Historical and Pro Forma Financial Data— Hughes Selected Historical Financial Data”, and “Experts” in the Prospectus of Hughes Electronics Corporation and the Prospectus of The News Corporation Limited, which are part of the Registration Statements.

/S/ DELOITTE & TOUCHE LLP

Detroit, Michigan

June 4, 2003